EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS COMPLETES REFINANCING OF MORTGAGE LOAN FOR THE PIER HOUSE RESORT & SPA

DALLAS, October 3, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has successfully refinanced its mortgage loan for the 142-room Pier House Resort & Spa in Key West, Florida, which had an existing outstanding balance of $70 million, a floating interest rate of LIBOR + 2.25%, and a final maturity date in March 2020.
The new, non-recourse loan totals $80 million and has a five-year term. The loan is interest only and provides for a floating interest rate of LIBOR + 1.85%. The Company’s next hard maturity is not until April 2022.
“We are happy with the execution of this transaction as it was an excellent opportunity for us to address our next hard debt maturity while lowering our spread and increasing our cash balance,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “We have no final debt maturities in 2019, 2020, or 2021 and all of our debt continues to be non-recourse.”
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.